                                                                  Exhibit 1.1



                          LOAN AND SECURITY AGREEMENT


                             Dated August 16, 1996


                                 by and between
                           CROWN LABORATORIES, INC.,
                            a Delaware corporation,
                                  as Borrower,


                                      and


                           FINOVA CAPITAL CORPORATION
                                   as Lender

                          LOAN AND SECURITY AGREEMENT

         AGREEMENT, dated as of August 16, 1996, by and between CROWN LABORATORIES, INC., a Delaware corporation ("BORROWER"), having its principal place of business at 6780 Caballo Street, Las Vegas, Nevada 89119; and FINOVA CAPITAL CORPORATION, a Delaware corporation ("LENDER"), having a place of business at 95 North Route 17 South, Paramus, New Jersey 07652.


                            W I T N E S S E T H :
                            ---------------------
         WHEREAS, Borrower has requested Lender to make a loan to Borrower and Lender is willing to make such loan to Borrower upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto covenant and agree as follows:


                     ARTICLE 1.   DEFINITIONS; CONSTRUCTION

         1.1  Certain Definitions.

         In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms have the following meanings, respectively, unless the context hereof otherwise clearly requires:

         "AGREEMENT" means this Loan and Security Agreement as amended, modified or supplemented from time to time.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close in New Jersey or Arizona.

         "CASH FLOW COVERAGE RATIO" means, as at any measurement date, the ratio of (a) the sum of (i) the net income of Borrower after income taxes plus
(ii) depreciation and amortization of intangibles and other non-cash charges in accordance with GAAP, but only to the extent such items shall have been deducted in determining Borrower's net income, to (b) the sum of (i) the Current Portion of Long Term Debt plus (ii) to the extent not included in
(b)(i), scheduled payments on capitalized leases under which Borrower is the obligor.

         "CLOSING DATE" means the date on which the parties enter into this Agreement.

         "COLLATERAL" means all assets of Borrower in which Borrower has granted or will grant a Lien to Lender, pursuant to this Agreement or otherwise, including those assets described and defined as Collateral in
Section 6.1.

         "CONSTITUENT DOCUMENTS" means the certificate of incorporation, agreement of partnership or limited partnership, organizational agreement, operating agreement, by-laws, or such other similar document pursuant to which Borrower was organized or its affairs are governed.

         "CURRENT PORTION OF LONG TERM DEBT" means, as at any measurement date, the sum of all payments of principal which are due and payable by Borrower during the twelve (12) months immediately succeeding such date, on all indebtedness for borrowed money (including capitalized leases) having an original maturity of more than one (1) year.

         "DEFAULT" means an event which with notice or lapse of time, or both, would constitute an Event of Default.

         "EQUIPMENT" means the aseptic food processing line and related equipment located at the Premises.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EVENT OF DEFAULT" means any of the Events of Default described in
Section 7.1 hereof.

         "EXECUTIVE OFFICER" means the President, the Chief Executive Officer, or the Chief Financial Officer of Borrower elected from time to time.

         "FIRST LOAN DISBURSEMENT DATE" means the date on which all conditions to the First Loan are satisfied by Borrower (which shall not be later than September 30, 1996) and the proceeds of the First Loan are disbursed to Borrower or to other Persons at Borrower's direction.

         "FIRST LOAN INTEREST RATE" means the Index Rate plus five and sixty-one hundredths (5.61%) percent. The "INDEX RATE" shall be the highest yield, as published in The Wall Street Journal, on the first (1st) Business Day preceding the First Loan Disbursement Date, for Treasury Notes having a maturity date on or closest to the First Loan Maturity Date. Interest shall be calculated on the basis of a year of 360 days and twelve months of thirty (30) days each and charged on a daily basis.

         "FIRST LOAN NOTE" means one of the two promissory notes of Borrower executed and delivered under this Agreement, in substantially the form annexed hereto as Exhibit A-1 with the blanks appropriately filled in and which evidences the repayment obligations of the Borrower with respect to the First Loan.

         "GAAP" means generally accepted accounting principles in the United States of America (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which Borrower's independent certified public accountants concur), applied both to classification of items and amounts.

         "LAW" means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or governmental agency.

         "LEGAL REQUIREMENTS" means any and all present and future judicial, and administrative rulings or decisions, and any and all present and future federal, state, and local laws, ordinances, rules, regulations, permits and certificates, in each case, in any way applicable to Borrower (or the ownership or use of the Collateral or its other assets) or this transaction.

         "LIEN" means any mortgage, pledge, lien, security interest (including without limitation any conditional sale or other title retention agreement), grant of a leasehold, charge or other encumbrance of any nature whatsoever, and also means the filing of or the agreement to give any financing statement or analogous document under the UCC or analogous law of any jurisdiction.

         "LOAN" means the First Loan and the Second Loan, collectively.

         "LOAN DOCUMENTS" means this Agreement, the First Loan Note, the Second Loan Note, the Warrant (as hereinafter defined), the Environmental Certificate (as hereinafter defined), the Insurance Letter (as hereinafter defined), and any other agreements, instruments and documents required to be, or which are, executed by Borrower in connection with this Agreement or the Loan (as the same may from time to time be amended, modified or supplemented).

         "NOTE" means the First Loan Note and the Second Loan Note, collectively.

         "OBLIGATIONS" means all of the indebtedness, liabilities and obligations of every kind and nature of Borrower to Lender, whether now existing or hereafter arising, whether or not currently contemplated, howsoever arising, including, without limitation, all indebtedness, liabilities and obligations arising under, in connection with or evidenced by this Agreement, the Note, the other Loan Documents, or otherwise.

         "OFFICE", when used in connection with Lender, means its office located at 95 North Route 17 South, Paramus, New Jersey 07653, or such other office of Lender as may be designated in writing from time to time by Lender to Borrower.

         "PERSON" means an individual, corporation, national banking association, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or agency, or any other entity.

         "PLAN" means any employee benefit plan which is covered by ERISA and which is maintained by Borrower or, in the case of a plan to which more than one employer contributes, to which Borrower made contributions at any time within the five plan years preceding the date of termination.

         "PREMISES" means 6780 Caballo Street, Las Vegas, Nevada 89119.

         "REQUEST FOR SECOND LOAN" means a Request For Second Loan in the form of Exhibit B annexed hereto.

         "SECOND LOAN DISBURSEMENT DATE" means the date on which all conditions to the Second Loan are satisfied by Borrower (which shall not be later than December 31, 1996) and the proceeds of the Second Loan are disbursed to Borrower or to other Persons at Borrower's direction.

         "SECOND LOAN INTEREST RATE" means the Index Rate plus five and sixty-one hundredths (5.61%) percent. The "INDEX RATE" shall be the highest yield, as published in The Wall Street Journal, on the first (1st) Business Day preceding the Second Loan Disbursement Date, for Treasury Notes having a maturity date on or closest to the Second Loan Maturity Date. Interest shall be calculated on the basis of a year of 360 days and twelve months of thirty
(30) days each and charged on a daily basis.

         "SECOND LOAN NOTE" means one of the two promissory notes of Borrower executed and delivered under this Agreement, in substantially the form annexed hereto as Exhibit A-2 with the blanks appropriately filled in and which evidences the repayment obligations of the Borrower with respect to the Second Loan.

         "SENIOR DEBT" means the senior debt of Borrower, as determined in accordance with GAAP.

         "TANGIBLE NET WORTH" means the sum of Borrower's capital surplus, earned surplus and capital stock, minus its deferred charges, intangibles and treasury stock.

         "UCC" means the Uniform Commercial Code as adopted in the State of Arizona.

         1.2  General Interpretive Principals.

         For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

                 (i) any pronoun used shall be deemed to cover both gender forms as well as the neuter form;

                (ii) all references to the plural shall include the singular, the singular the plural and the part the whole;

               (iii) the word "or" has the inclusive meaning frequently identified by the phrase "and/or";

                (iv) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

                 (v) the words "herein", "hereunder" and "hereof" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

                (vi) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (vii) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

              (viii) the term "include" or "including" shall mean, without limitation, by reason of enumeration; and

                (ix) the term "satisfactory to Lender" or "satisfaction of the Lender" or "satisfaction to counsel" or other similar terms means satisfactory to Lender or its counsel in its sole and absolute discretion.

                                ARTICLE 2.  THE CREDIT

         2.1  The Loan.

         (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, including, without limitation, the fulfillment of each and every condition of lending, Lender agrees to make, on the First Loan Disbursement Date, a loan to Borrower in the principal amount of Three Million Dollars ($3,000,000) (the "First Loan").

         (b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, including, without limitation, the fulfillment of each and every condition of lending, Lender agrees to make, on the Second Loan Disbursement Date, a loan to Borrower in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Second Loan").

         2.2  Use of Proceeds.

         The proceeds of the Loan shall be used by Borrower solely to repay certain indebtedness of Borrower or for its working capital.

         2.3  The Note.

         (a) The obligation of Borrower to repay the First Loan and to pay interest thereon shall be evidenced by the First Loan Note. The First Loan Note shall be dated the Closing Date and shall be executed by Borrower and delivered to Lender on the Closing Date.

         (b) The obligation of Borrower to repay the Second Loan and to pay interest thereon shall be evidenced by the Second Loan Note. The Second Loan Note shall be dated the Second Loan Disbursement Date and shall be executed by Borrower and delivered to Lender on the Second Loan Disbursement Date.

         2.4  Disbursements.

         (a) Subject to the conditions set forth herein, Lender shall, on the First Disbursement Date, credit, by wire transfer, the amount of the First Loan to the account of Borrower or the Person or Persons specified in writing by Borrower.

         (a) Subject to the conditions set forth herein, Lender shall, on the Second Disbursement Date, credit, by wire transfer, the amount of the Second Loan to the account of Borrower or the Person or Persons specified in writing by Borrower.

         2.5  Loan Account.

         Lender shall maintain a loan account on its books in the name of Borrower for the Loan in which will be recorded all payments of principal thereof and all accruals and payments of interest thereon. The entries in the loan account (in the absence of manifest error in the making thereof) shall be conclusive evidence of the outstanding principal thereof and accrued interest thereon from time to time. Lender shall provide Borrower with statements of said account from time to time on request.

         2.6  Interest Rates.

              2.6.1 Interest Prior to Maturity Applicable to First Loan. Prior to maturity (whether by acceleration or otherwise) the unpaid principal amount of the First Loan shall bear interest at the First Loan Interest Rate.

              2.6.2 Interest Prior to Maturity Applicable to Second Loan. Prior to maturity (whether by acceleration or otherwise) the unpaid principal amount of the Second Loan shall bear interest at the Second Loan Interest Rate.

              2.6.3 Interest After Maturity. Commencing with the day after the principal amount of any part of the Loan shall have become due and payable (by acceleration or otherwise), such part of the Loan or the entire Loan (as the case may be) shall bear interest at the daily rate of four percent (4%) per annum above the applicable First Loan Interest Rate or Second Loan Interest Rate (as the case may be) (the "Default Rate").

              2.6.4 Maximum Rate. Lender and Borrower intend the Loan Documents to comply in all respects with all provisions of Law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Borrower is required to pay, or has paid, interest at a rate in excess of the highest rate of interest which may be charged by Lender or which Borrower may legally contract to pay under applicable law (the "Maximum Rate"), then the First Loan Interest Rate or the Second Loan Interest Rate (as the case may be) shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been prepayments of the outstanding principal of the Loan and applied to the installments in the inverse order of their maturities.

         2.7  Payments.

              2.7.1 Time; Place; Manner. All payments to be made in respect of principal, interest, or other amounts due from Borrower hereunder or under the Note shall become due at 12:00 o'clock noon, New Jersey time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Such payments shall be made to Lender in lawful money of the United States of America in immediately available funds.

              2.7.2  Payments of Principal and Interest.

              (a) The First Loan, together with interest thereon at the First Loan Interest Rate, shall be repaid in sixty (60) consecutive monthly payments commencing on the first day of the first month immediately succeeding the First Loan Disbursement Date and continuing on a like day in each and every month thereafter through and including the date upon which the sixtieth (60th) consecutive monthly payment is due (the "First Loan Maturity Date"), as follows:
(i) six (6) consecutive monthly payments of interest only on the First Loan, in arrears, calculated at the First Loan Interest Rate; followed by (ii) fifty-four
(54) equal consecutive monthly payments of principal and interest each in an amount which will fully amortize the First Loan at the First Loan Interest Rate over such fifty-four (54) month period; provided, that the entire unpaid principal balance which was not payable earlier, whether due to regularly scheduled payments, acceleration or otherwise, together with any unpaid interest, fees, costs and charges shall be due and payable on the First Loan Maturity Date. After the maturity of all or any part of the First Loan (by acceleration or otherwise), interest on the First Loan or such part thereof shall be due and payable at the Default Rate on demand.

              (b) The Second Loan, together with interest thereon at the Second Loan Interest Rate, shall be repaid in sixty (60) consecutive monthly payments commencing on the first day of the first month immediately succeeding the Second Loan Disbursement Date and continuing on a like day in each and every month thereafter through and including the date upon which the sixtieth (60th) consecutive monthly payment is due (the "Second Loan Maturity Date"), as follows: (i) six (6) consecutive monthly payments of interest only on the Second Loan, in arrears, calculated at the Second Loan Interest Rate; followed by (ii) fifty-four (54) equal consecutive monthly payments of principal and interest each in an amount which will fully amortize the Second Loan at the Second Loan Interest Rate over such fifty-four (54) month period; provided, that the entire unpaid principal balance which was not payable earlier, whether due to regularly scheduled payments, acceleration or otherwise, together with any unpaid interest, fees, costs and charges shall be due and payable on the Second Loan Maturity Date. After the maturity of all or any part of the Second Loan (by acceleration or otherwise), interest on the Second Loan or such part thereof shall be due and payable at the Default Rate on demand.

              2.7.3 Net Payments. All payments hereunder and under the Note shall be made by Borrower to Lender without defense, set-off, claim or counterclaim and without deduction for any present or future income, stamp or other taxes, levies, imposts, deductions, charges or withholdings whatsoever imposed, assessed, levied or collected by or for the benefit of any jurisdiction or taxing authority. In addition, Borrower shall pay any and all taxes (stamp or otherwise) payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note and the other Loan Documents and on all payments to be made by Borrower hereunder and under the Note and the other Loan Documents (other than the Lender's income taxes) and all taxes payable in connection with or related to the Collateral.

         2.8 Application of Payments. All payments received by Lender shall be applied first, to costs and expenses of Lender incurred in connection with this Agreement, the Note and the other Loan Documents; second, to any late payment fees, prepayment fees and other fees and charges; third, to interest; and fourth, to the outstanding principal of the Loan and any other amounts due under this Agreement, the Note and the other Loan Documents.

         2.9 Prepayments. Provided there shall be no Default or Event of Default, Borrower shall have the right, upon not less than ten (10) days prior written notice to Lender, on any regularly scheduled payment date, to prepay the outstanding principal balance of the Loan in whole, but not in part, provided that Borrower shall pay to Lender, together with the principal balance of the entire Loan, (i) all accrued and unpaid interest on the amount prepaid through the date of prepayment, (ii) all outstanding fees, charges and other amounts then due under the Loan Documents, and (iii) a prepayment fee in an amount equal to the product of (A) the outstanding principal balance of the Loan at the time of prepayment, times (B) the applicable percentage set forth opposite the Loan Year in which the prepayment is made, as set forth below:

                                   First Loan

            Loan Year of First Loan                   Percentage
            -----------------------                   ----------
                First Loan Year                           5%
                Second Loan Year                          4%
                Third Loan Year                           3%
                Fourth Loan Year                          2%
                Fifth Loan Year                           1%


                                  Second Loan

            Loan Year of Second Loan                  Percentage
            ------------------------                  ----------
                First Loan Year                           5%
                Second Loan Year                          4%
                Third Loan Year                           3%
                Fourth Loan Year                          2%
                Fifth Loan Year                           1%

Once given, the notice of prepayment shall be irrevocable. Any acceleration of the Obligations or any part thereof as a consequence of the occurrence of an Event of Default, shall be presumed to be a mechanism to avoid the requirements of this provision and shall be deemed a prepayment and subject to the appropriate prepayment premium set forth above, in addition to all other amounts otherwise due under this Agreement and the other Loan Documents, including, without limitation, interest at the Default Rate.

         2.10  Administrative Costs.

         If Borrower shall fail to make any payment of principal or interest within ten (10) days after the same is due, Borrower shall pay a late charge of five percent (5%) of the unpaid amounts, but in no event greater than the maximum rate permitted by law, and such amount shall be payable upon demand. Such payment is not interest for the use of money, but is solely to cover Lender's administrative costs occasioned by such delay.

                   ARTICLE 3.  REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Lender that:

         3.1  Organization and Qualification.

         Borrower is duly organized, validly existing and in good standing as a corporation under the Laws of the State of Delaware with full power and authority to own its properties and to transact its business as now transacted and as contemplated to be transacted. Borrower is qualified and in good standing to transact business in each jurisdiction where the ownership of its properties or the transaction of its business requires such qualification.

         3.2  Authority and Authorization.

         Borrower has full power and authority to execute, deliver and carry out the provisions of this Agreement, the Note and the other Loan Documents to which it is a party, to borrow hereunder and under the other Loan Documents and to create the Liens provided for herein, and to perform its obligations hereunder and thereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part.

         3.3  Execution and Binding Effect.

         This Agreement, the Note and the other Loan Documents have been duly and validly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

         3.4  Authorizations and Filings.

         Except for the filing of UCC financing statements, no authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any governmental authority is or will be necessary or advisable in connection with the execution and delivery of this Agreement, the Note, the other Loan Documents or the consummation by Borrower of the transactions herein and therein contemplated, or performance by Borrower of or compliance by Borrower with, the terms and conditions hereof or thereof.

         3.5  Absence of Conflicts.

         Neither the execution and delivery of this Agreement, the Note or the other Loan Documents, nor consummation of the transactions herein or therein contemplated nor performance of, or compliance with the terms and conditions hereof or thereof will (a) result in any violation or breach of (i) the provisions of Borrower's Constituent Documents, or (ii) any Law, or the order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower, or any of its properties, or (iii) any agreement, bond, note, instrument or indenture to which Borrower is a party or pursuant to which any of its properties are affected, or (b) result in the creation or imposition of any Lien upon any property (now owned or hereafter acquired) of Borrower, except for the Lien created by this Agreement.

         3.6  Financial Statements.

         Borrower has heretofore furnished to Lender certain financial statements and related financial information ("Financial Statements"). Such Financial Statements (including the notes thereto) present fairly the financial condition of Borrower as of the date of the balance sheet contained therein, and the results of its operations for the period then ended, all in conformity with GAAP on a basis consistent with that of Financial Statements for corresponding prior periods. Except as disclosed therein, Borrower has no material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments.

         3.7  No Defaults.

         There is no Default under the Loan Documents.

         3.8  Litigation.

         There is no pending or threatened claim or proceeding by or before any court or governmental agency against or affecting Borrower which, if adversely decided would have a material adverse effect on the business, operations or financial condition of Borrower or on the ability of Borrower to perform its obligations under this Agreement, the Note or the other Loan Documents or on the Collateral.

         3.9  Title to Collateral.

         Borrower has good title to all of its assets, including, without limitation, the Collateral and all assets reflected in the most recent balance sheet referred to in Section 3.6 hereof, free and clear of all Liens covering the Collateral, other than the Liens granted hereunder to Lender covering the Collateral, which are and will at all times be first perfected Liens covering the Collateral.

         3.10  Taxes.

         All tax returns required to be filed by Borrower have been properly prepared, executed and filed. Except as set forth on Schedule 3.10 hereto, all taxes, assessments, fees and other governmental charges upon Borrower or upon any of its properties, incomes, sales or franchises which are due and payable have been paid, provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, Borrower need not pay or discharge any such tax, assessment, charge, levy, claim or current liability so long as (i) the validity thereof is contested in good faith and by appropriate proceedings diligently pursued, (ii) in Lender's sole judgment there is no reasonably foreseeable risk of forfeiture of the Collateral, and (iii) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor, and so long as such failure to pay or discharge does not have a material adverse effect on the business, operations or financial condition of Borrower or the Collateral.

         3.11  Financial Accounting Practices.

         Borrower makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect Borrower's transactions and dispositions of its assets.

         3.12  Power To Carry On Business.

         Borrower has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted.

         3.13  No Material Adverse Change.

         Since the date of the most recent Financial Statements referred to in
Section 3.6, there has been no material adverse change in the business, operations or financial condition of Borrower.

         3.14  Compliance with Laws.

         Borrower is not in violation of any Law, except for violations which in the aggregate do not have a material adverse effect on the business, operations or financial condition of Borrower or on the Collateral.

         3.15  Compliance with Agreements.

         Borrower is not in default under any agreement, bond, note, indenture or contract, except for defaults which in the aggregate do not have a material adverse effect on the business, operation or financial condition of Borrower or on the Collateral.

         3.16  Accurate and Complete Disclosure.

         No representation or warranty made by Borrower in this Agreement and no statement made by Borrower in the Financial Statements furnished pursuant to
Section 3.6 hereof or otherwise, or any certificate, report, exhibit or document furnished by Borrower to Lender pursuant to or in connection with this Agreement or the Loan is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading).

         3.17  Regulations G and U.

         Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock", as such term is used in Regulations G or U promulgated by the Board of Governors of the Federal Reserve System as amended from time to time. No part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any "margin stock". Borrower does not own any "margin stock".

         3.18  Perfection.

         Except for the filings under Article 9 of the UCC specified in Section
4.7 hereof (and continuation statements at periodic intervals), no further filing or recording is necessary under the UCC or under any other Laws of any jurisdiction, in order to perfect in all applicable jurisdictions the Liens of Lender in the Collateral. Upon such filings, Lender will be granted a first perfected Lien covering the Collateral. There are no other Liens covering the Collateral.

         3.19  Place of Business.

         Both the place of business (or chief executive office if there is more than one place of business) of Borrower and the place where it keeps its corporate records concerning the Collateral and all of its interest in, to and under this Agreement are located at the address set forth at the beginning of this Agreement.

         3.20  Location of Collateral.

         For all purposes, including, without limitation, perfection of security interests therein under Article 9 of the UCC, the Collateral is deemed located and at all times shall be located at the Premises.


                       ARTICLE 4.  CONDITIONS OF LENDING

         (a) Conditions to First Loan. The obligation of Lender to make the First Loan hereunder shall be subject to the fulfillment (to the satisfaction of Lender) of the following conditions precedent (provided that if all conditions contained herein are not satisfied by September 30, 1996 (or any portion thereof), Lender shall have no obligation whatsoever to make the Loan and shall have no liability for its refusal to do so).

         4.1  Representations and Warranties.

         The representations and warranties contained in Article 3 hereof shall be true on the Closing Date and on and as of the First Loan Disbursement Date with the same effect as if made on and as of such date, and on such date no Default or Event of Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan.

         4.2  Corporate Action.

         On the Closing Date, Borrower shall deliver to Lender a certificate in form and substance satisfactory to Lender, dated the Closing Date, signed by a duly authorized officer of Borrower, certifying as to (a) true copies of the Constituent Documents of Borrower, all as in effect on such date, (b) true copies of all action taken by Borrower relative to this Agreement, the Note and the other Loan Documents, and (c) the names, true signatures and incumbency of the officer or officers of Borrower authorized to execute and deliver this Agreement, the Note and the other Loan Documents on behalf of Borrower (and Lender may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been furnished to Lender). Borrower shall also deliver to Lender good standing certificates for Borrower issued by the Secretary of State of its State of incorporation and each state in which it is required by Law to be qualified.

         4.3  Opinion of Counsel.

         On the Closing Date, Lender shall have received a favorable written opinion of counsel for Borrower, dated the Closing Date and in form and substance satisfactory to Lender and its counsel, Winick & Rich, P.C.

         4.4  No Change of Law or Facts.

         No change shall have occurred after the date of execution and delivery of this Agreement in applicable Law or regulations thereunder or interpretations thereof by appropriate regulatory authorities which, in the reasonable opinion of Lender or its counsel, would make it illegal for Lender to acquire the Note, make the Loan, or otherwise to participate in the Loan, nor shall any facts come to the attention of Lender, concerning Borrower, its business or financial condition which, in the reasonable opinion of Lender would increase the risk to Lender that Borrower will not repay the Loan.

         4.5  Documents.

         The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall be in form and substance satisfactory to Lender and its counsel and shall be in full force and effect on the Closing Date and on the First Loan Disbursement Date, and an executed counterpart of each thereof shall have been delivered to Lender and its counsel:

               4.5.1  this Agreement;

               4.5.2  the First Loan Note;

               4.5.3 insurance certificates or policies of insurance evidencing the coverages required by Section 5.3 hereof;

               4.5.4 an environmental certificate with representations, covenants and warranties in form and substance satisfactory to Lender (the "Environmental Certificate"); and

               4.5.5  other Loan Documents, if any.


         4.6 Collateral. Borrower shall provide to Lender a complete description of the Collateral, together with evidence, in form and substance reasonably satisfactory to Lender in its sole discretion, that Borrower owns legal title to the Collateral, free and clear of all Liens.

         4.7 Financing Statements. On the Closing Date, UCC financing statements covering the security interest created by this Agreement in the Collateral shall have been duly filed in the office of the Secretary of State of the State where the Collateral is located (i.e. Nevada) and in all other places as, in the opinion of Lender, or its counsel, are necessary or desirable to perfect such Liens.

         4.8 Licenses and Permits. All appropriate action shall have been taken prior to the Closing Date in order to permit consummation of the transactions contemplated herein and hereby and enforcement of all of the terms hereof and thereof and for the operation of Borrower's business as conducted and as presently contemplated to be conducted, and all licenses, permits, waivers, exemptions, authorizations and approvals required (or, in the reasonable opinion of Lender or its counsel, advisable) to be in effect on the Closing Date shall have been issued and shall be in full force and effect on such date (including, without limitation, the approval of the U.S. Food and Drug Administration of the Equipment and the food production and processing line in connection therewith), and copies thereof shall have been delivered to Lender.

         4.9 Warrant. Borrower shall have, for a purchase price of $10.00, issued to Lender a warrant or option to purchase 300,000 shares of Borrower's common stock having an exercise price per share equal to the price per share at which Borrower's common shares trade on the American Stock Exchange at the close of business on the day immediately preceding the First Loan Disbursement Date, which warrant shall contain terms (including, without limitation, anti-dilution provisions) and otherwise be in form and substance satisfactory to Lender (the "Warrant").

         4.10  Other Matters.

               4.10.1 Lender shall have received all other agreements, instruments, certificates, waivers, releases, searches, terminations, reports, confirmations, evidence of payment of obligations, evidence of ownership of the Collateral and other documents as Lender or its counsel shall have requested (each in form and substance satisfactory to the Lender and its counsel), including, without limitation, lien waivers, consents, approvals, authorization to date documents, covenants and warranties, casualty and liability insurance policies and endorsements related thereto, appraisals, and other financial information.

               4.10.2 There shall be no Default hereunder or under the other Loan Documents.

               4.10.3 All legal matters incident to the First Loan shall be satisfactory to Lender and its counsel.

         (b) Conditions to Second Loan. The obligation of Lender to make the Second Loan hereunder shall be subject to the fulfillment (to the satisfaction of Lender) of the following conditions precedent (provided that if all conditions contained herein are not satisfied by December 31, 1996, Lender shall have no obligation whatsoever to make the Second Loan and shall have no liability for its refusal to do so).

         4.11 Borrowing Notice. Borrower shall have, not later than the fifth Business Day preceding the requested Second Loan Disbursement Date, delivered to Lender a Request for Second Loan.

         4.12 Continued Conditions Precedent. Borrower shall have satisfied all of the conditions contained in subsection (a) above, all of which shall continue to be true and correct and in full force and effect.

         4.13 Second Loan Note. Borrower shall have executed and delivered to Lender the Second Loan Note.

         4.14 Annual Revenues. Borrower shall have delivered to Lender true and correct copies of agreements (certified as true and correct by a Chief Executive Officer) with customers of Borrower satisfactory to Lender for the sale to and purchase by such customers of products manufactured using the Equipment, which agreements will, in the reasonable determination of Lender, generate annual revenues for Borrower of not less than $7,000,000 in the aggregate, and which agreements shall be non-cancelable by either party and shall otherwise be in form and substance satisfactory to Lender.

         4.15 Representations and Warranties. The representations and warranties contained in Article 3 hereof shall be true on the Second Disbursement Date with the same effect as if made on and as of such date.

         4.16 No Defaults. Borrower shall be in compliance with all of the terms and conditions of this Agreement and all other Loan Documents and there shall be no Default or Event of Default hereunder or under the other Loan Documents.

         4.17 Due Diligence. Lender shall have completed such environmental investigations, studies and due diligence (which may include, without limitation, inspections of the Equipment) as Lender shall have deemed appropriate.

         4.18 Sales Taxes. Borrower shall have entered into an agreement with the State of Nevada ("Nevada") providing for the payment by Borrower of sales taxes due relating to the construction of Borrower's plant and equipment, and such agreement shall be in substance satisfactory to Lender, in its sole and absolute discretion, including, without limitation, acknowledgements by Nevada that all sales taxes due are current and the absence of Liens covering the Collateral.

         4.19 Legal Matters. All legal matters incident to the Second Loan shall be satisfactory to Lender and its counsel.

                             ARTICLE 5.  COVENANTS

         Borrower covenants that from and after the date hereof and until payment in full of the Note and interest thereon and all other amounts due from Borrower hereunder or under the Note or the other Loan Documents, unless Lender shall otherwise consent in writing:

         5.1  Reporting and Information Requirements.

              5.1.1 Annual Financial Statements. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of Borrower, Borrower shall furnish to Lender its Form 10-KSB filed with the Securities and Exchange Commission, which shall contain the annual audit report for such year, including audited statements of income, retained earnings and changes in financial position of Borrower for such fiscal year and an audited balance sheet of Borrower as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year where such presentation is appropriate under GAAP, certified without qualification by independent certified public accountants of recognized standing selected by Borrower and satisfactory to Lender, together with (or included in such certification) a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as they considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly the financial position of Borrower as of the end of such fiscal year and the results of its operations and the changes in its financial position for the fiscal year then ended, in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur).

              5.1.2 Quarterly Financial Statements. Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, Borrower shall furnish to Lender a copy of its interim financial statements of the type described in Section 5.1 above, certified by the Chief Executive Officer of Borrower or if Borrower chooses, audited, as set forth in Section
5.1.1 above, and certified by an executive officer of Borrower.

              5.1.3 Compliance Certificate. At the same time Borrower delivers the financial statements required under the provisions of paragraphs 5.1.1 and 5.1.2, Borrower shall furnish to Lender a certificate of an Executive Officer to the effect that no Default or Event of Default exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.
Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Paragraph 5.12 hereof.

              5.1.4 Securities Filings. Promptly upon their becoming available, copies of any registration statements and any amendments and supplements thereto, and any regular and periodic reports filed by Borrower or any of its subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission or state securities regulatory agencies, and letters of comment or other correspondence sent to Borrower or any of its subsidiaries by any such securities exchange or Commission or agency in relation to Borrower, any of its subsidiaries or its affairs.

              5.1.5 Further Requests. Borrower will promptly furnish to Lender such other information (financial or otherwise) concerning Borrower, its assets or the Collateral in such form as Lender may reasonably request.

              5.1.6 Notice of Event of Default. Promptly upon becoming aware of any Default or Event of Default, Borrower shall give Lender notice thereof, together with a written statement of an Executive Officer of Borrower setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by Borrower.

              5.1.7 Notice of Material Adverse Change. Promptly upon becoming aware thereof Borrower shall give Lender written notice about any material adverse change in the business, operations or financial condition of Borrower or on the Collateral or on the ability of Borrower to perform its obligations under this Agreement, the Note or the other Loan Documents.

              5.1.8 Notice of Material Proceedings. Promptly upon becoming aware thereof Borrower shall give Lender written notice of the commencement, existence or threat of any proceeding by or before any court or administrative agency against or affecting Borrower or the Collateral which, if adversely decided, would have a material adverse effect on the business, operations or financial condition of Borrower or on the ability of Borrower to perform its obligations under this Agreement, the Note, or the other Loan Documents or on the Collateral.

              5.1.9 Visitation. Borrower shall permit such persons as Lender may designate to visit and inspect the Collateral and to examine the books and records of Borrower and take copies and extracts therefrom, and to discuss its affairs with officers of Borrower and its independent accountants, at such reasonable times and as often as Lender may reasonably request.

         5.2  Preservation of Existence and Franchises.

              5.2.1 Borrower shall not enter into any merger, reorganization or consolidation, or wind up, liquidate or dissolve, nor agree to do any of the foregoing.

              5.2.2 Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction in which it is required to be qualified by reason of the location of the properties owned or leased by it or the conduct of its business.

              5.2.3 Borrower will comply with all Laws relative to the conduct of its business or the location of the properties owned or leased by it, including, the Equipment, the non-compliance with which could have a material adverse effect on the business, operations, assets or financial or other condition of Borrower or the Equipment, as contemplated hereby, or the ability of Borrower to perform its obligations under this Agreement, the Note, or the other Loan Documents and will obtain or cause to be obtained as promptly as possible any permit, license, consent, privilege or approval of any governmental authority and make any filing or registration therewith which at the time shall be required with respect to the performance of its obligations under this Agreement, the Note or the other Loan Documents or for the operation of its business as presently conducted or as contemplated by it. Borrower shall continue to engage in the same line of business.

              5.2.4 Borrower shall not (a) convey, assign, sell, mortgage, encumber, pledge, hypothecate, grant a security interest in, grant options with respect to, lease or otherwise dispose of all or any part of any legal or beneficial interest in any part or all of the Collateral or any interest therein; or (b) directly or indirectly sell, assign, lease or otherwise dispose of or permit the sale, assignment or other disposition of (i) any legal or beneficial interest in the stock or other ownership interest of any corporation or other entity which is either Borrower or is a beneficial owner of all or part of Borrower or of the Collateral or (ii) any legal or beneficial interest in Borrower if Borrower is a limited or general partnership, joint venture, tenancy in common or tenancy by the entirety, limited liability company or other type of entity; or (c) convey, assign, transfer or otherwise dispose of a material portion of its assets (other than the Collateral, the prohibition on transfer of which is governed by subparagraph (a) above).

         5.3  Insurance.

         Borrower shall, at its own expense, maintain and deliver evidence to Lender of such insurance required by Lender, written by insurers and in amounts as is set forth in the letter agreement dated August 5, 1996 (the "Insurance Letter"), between Lender and Borrower relating to such insurance requirements.

         5.4  Maintenance of Properties.

         Borrower shall maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it, including the Collateral, and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         5.5  Payment of Taxes and Other Potential Charges.

         Borrower shall pay or discharge

              5.5.1 all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties, including the Collateral, or income (including such as may arise under ERISA or any similar provision of law), on or prior to the date on which penalties attach thereto,

              5.5.2 all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property, on or prior to the date when due;

provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, Borrower need not pay or discharge any such tax, assessment, charge, levy, claim or current liability so long as (i) the validity thereof is contested in good faith and by appropriate proceedings diligently pursued, (ii) in Lender's sole judgment there is no reasonably foreseeable risk of forfeiture of the Collateral, and (iii) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor, and so long as such failure to pay or discharge does not have a material adverse effect on the business, operations or financial condition of Borrower or the Collateral.

         5.6  Financial Accounting Practices.

         Borrower shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its business, including all transactions and dispositions of its assets, all prepared in accordance with GAAP. Lender and/or its agents shall have the right to review the books and records of Borrower and to photocopy the same and to make excerpts therefrom, at all reasonable times and upon reasonable notice and as often as Lender may reasonably request.

         5.7 Compliance with Laws.

         Borrower shall comply with all applicable Laws in all respects, provided, that Borrower shall not be deemed to be in violation of this Section
5.7 as a result of any failures to comply which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would not materially affect the business or operations of Borrower or the ability of Borrower to perform its obligations under this Agreement, the Note or the other Loan Documents or the Collateral.

         5.8 Material Obligations. Borrower shall pay and satisfy, when due, all material liabilities and obligations, including, without limitation, all obligations under all leases (real or personal property) to which it is a party.

         5.9  Maintenance of Collateral.

         Borrower will maintain and preserve the Collateral in good condition, repair and working order, promptly repairing, replacing or rebuilding any part of the Collateral which may be destroyed by any casualty, or become damaged, worn or dilapidated.

         5.10  Maintenance of Principal Place of Business.

         Borrower shall maintain and keep its principal place of business and chief executive office at the address set forth at the beginning of this Agreement, and at no other location without giving Lender at least thirty (30) days prior written notice of any move. Borrower shall maintain and keep its records at such address and at no other location without giving Lender at least thirty (30) days prior written notice of any move.

         5.11  Further Assurances.

         Borrower shall cause to be done, executed, acknowledged and delivered all and every such further act, conveyance and assurance as Lender shall require for accomplishing the purposes of this Agreement, the Note and the other Loan Documents. Borrower will defend and protect its title with respect to the Collateral and will indemnify Lender with respect thereto. Any payment in respect of such indemnity shall be made directly to Lender on demand in immediately available funds. Forthwith after notice from Lender, Borrower shall promptly, without further consideration, execute, acknowledge and deliver such further instruments and documents and will take such other actions as Lender may deem necessary or advisable from time to time to ensure the enforceability or priority of the Liens granted hereby, or otherwise to confirm and carry out the intent and purpose of this Agreement.

         5.12  Financial Covenants.

         Borrower shall, at and as of the last day of each of its fiscal quarters, have or maintain:

         (a)  A Tangible Net Worth of not less than $5,000,000;

         (b) A Cash Flow Coverage Ratio of not less than 2.0 to 1.00, commencing with the four (4) fiscal quarter period ending December 31, 1997; and

         (c)  A ratio of Senior Debt to Tangible Net Worth of not greater than
1.0 to 1.0.

The financial covenants set forth in this paragraph 5.12 shall be tested quarterly and calculated on a rolling four (4) fiscal quarter basis.


                         ARTICLE 6.   SECURITY INTEREST

              6.1  Security.

         As security for the full and timely payment and performance of all of the Obligations of Borrower to Lender, Borrower hereby assigns, pledges, transfers and sets over to Lender, and hereby agrees that Lender shall have, and hereby grants to and creates in favor of Lender, a first security interest under the UCC subject to no other Liens, in and to the following, in each case whether now existing or hereafter arising, now owned or hereafter acquired, wherever located ("Collateral"):

              6.1.1 All personal property and fixtures of Borrower, of every kind and description, tangible or intangible, wherever located (excluding the 1,500 gallon grease trap and 12,000 gallon waste water treatment system which are parts of the Equipment), excluding inventory and accounts, but expressly including, without limitation, all goods, equipment (including, without limitation, the Equipment other than the 1,500 gallon grease trap and 12,000 gallon waste water treatment system which are parts of the Equipment), furniture, machinery, chattel paper, trademarks, tradenames, tradestyles and general intangibles; and

              6.1.2 All proceeds of, and accessions thereto, substitutions for, and all replacements of, any and all of the foregoing, cash and non-cash, including insurance proceeds.

         6.2  Lender Has Rights and Remedies of a Secured Party.

         In addition to all rights and remedies given to Lender by this Agreement, Lender shall have all the rights and remedies of a secured party under the UCC.

         6.3  Additional Provisions Applicable to the Collateral.

         The parties agree that, at all times during the term of this Agreement, the following provisions shall be applicable to the Collateral:

              6.3.1 Borrower covenants and agrees that it will keep accurate and complete books and records concerning the Collateral owned or acquired by it in accordance with GAAP.

              6.3.2 Lender shall have the right to review the books and records of Borrower pertaining to the Collateral and to copy the same and to make excerpts therefrom, all at such reasonable times upon reasonable notice and as often as Lender may reasonably request.

              6.3.3 Borrower shall maintain and keep its principal place of business and its chief executive office at the address set forth at the beginning of this Agreement, and at no other location without giving Lender at least thirty (30) days prior written notice of any move. Borrower shall maintain and keep its records concerning the Collateral at such address and at no other location without giving Lender at least thirty (30) days prior written notice of any move. Borrower shall keep all Collateral only at the Premises. Borrower may not move the Collateral without the prior written consent of Lender.

              6.3.4 Except for Liens granted to Lender, Borrower shall not sell, lease, transfer or otherwise dispose of or encumber any of the Collateral.

              6.3.5 Borrower shall cause the Collateral to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable to that end.

              6.3.6 Borrower shall not affix or permit the Collateral to become affixed to real estate or to any other goods, and such Collateral shall remain personal property, whether or not so affixed.

         6.4    Certain Covenants.

         Borrower covenants and agrees with Lender for the benefit of Lender that:

              6.4.1 Borrower has and will have good and merchantable title to all of its assets, including the Collateral, in each case as from time to time owned or acquired by it, and shall keep the Collateral free and clear of all Liens, other than those granted to Lender. Borrower will defend such title against the claims and demands of all Persons whomsoever.

              6.4.2 Borrower will faithfully preserve and protect Lender's Liens in the Collateral and will, at its own cost and expense, cause said Liens to be perfected and continued perfected, and for such purpose Borrower will from time to time at the request of Lender and at the expense of Borrower, make, execute, acknowledge and deliver, and file or record, or cause to be filed or recorded, in the proper filing places, all such instruments, documents and notices, including without limitation financing statements and continuation statements, as Lender may deem necessary or advisable from time to time in order to perfect and continue perfected said security interest. Borrower will do all such other acts and things and make, execute, acknowledge and deliver all such other instruments and documents, including without limitation further security agreements, pledges, endorsements, assignments and notices, as Lender may deem necessary or advisable from time to time in order to perfect and preserve the priority of said Liens as a first Lien on and security interest in the Collateral prior to the rights of all other Persons therein or thereto.

              6.4.3 Borrower will not, without the prior written consent of Lender, (i) borrow or permit any Person to borrow against the Collateral other than the Loan to Borrower from Lender pursuant to this Agreement; (ii) create, incur, assume or suffer to exist any Lien with respect to any of the Collateral;
(iii) permit any levy or attachment to be made against any of the Collateral except any levy or attachment relating to this Agreement; or (iv) permit any financing statement to be on file with respect to any of the Collateral, except financing statements in favor of Lender.

              6.4.4 Risk of loss of, damage to or destruction of the Collateral is and shall remain upon Borrower. Borrower will insure the Collateral as provided in Section 5.3 of this Agreement. If Borrower fails to effect and keep in full force and effect such insurance or fails to pay the premiums thereon when due, Lender may do so for the account of Borrower and add the cost thereof to the Obligations and the same shall be payable to Lender on demand. Borrower hereby assigns and sets over unto Lender for the benefit of Lender all moneys which may become payable on account of such insurance, including without limitation any return of unearned premiums which may be due upon cancellation of any such insurance, and directs the insurers to pay Lender any amount so due. Lender, its officers, employees and authorized agents and its successors and assigns, are hereby appointed attorneys-in-fact of Borrower, for the purpose of endorsing any draft or check which may be payable to Borrower in order to collect the proceeds of such insurance or any return of unearned premiums. Such appointment is irrevocable and coupled with an interest. The proceeds of insurance shall be applied to reduction of the Obligations in any order Lender may choose or, in Lender's sole discretion, to the repair or replacement of the Collateral, or any part thereof, in which case Lender may impose such conditions on the disbursement of the proceeds as Lender in its sole discretion deems appropriate.

              6.4.5 Upon the occurrence and during the continuation or existence of any Event of Default, Borrower shall promptly upon demand by Lender assemble the Collateral and make it available to Lender at the place or places to be designated by Lender. The right of Lender to have the Collateral assembled and made available to it is of the essence of this Agreement and Lender may, at its election, enforce such right in equity for specific performance.

              6.4.6 Lender shall have no duty as to the collection or protection of the Collateral or any part thereof or any income thereon, or as to the preservation of any rights pertaining thereto, beyond exercising reasonable care in the custody of any Collateral actually in the possession of Lender. Lender shall be deemed to have exercised reasonable care in the custody and preservation of such of the Collateral as may be in its possession if it takes such action for that purpose as Borrower shall request in writing, provided that such requested action shall not, in the judgment of Lender, impair Lender's security interest in the Collateral or its rights in, or the value of, the Collateral, and provided further that such written request is received by Lender in sufficient time to permit it to take the requested action.

                             ARTICLE 7.  DEFAULTS

         7.1  Events of Default.

         The occurrence of one or more of the following described events is an Event of Default:

              7.1.1 Borrower fails to make any payment of principal of or interest on the Note, within ten (10) days after the date that the same is due; or

              7.1.2 Borrower fails to perform or observe any of its covenants or agreements contained herein or in any other Loan Documents which cannot be cured; or

              7.1.3 Borrower fails to perform or observe the covenants contained in Paragraph 5.3 hereof; or

              7.1.4 Borrower fails to perform or observe any other covenant or agreement to be performed or observed by it hereunder or under the other Loan Documents and such failure continues unremedied for a period of fifteen (15) days after such failure; or

              7.1.5 Borrower voluntarily creates, suffers to exist, incurs or assumes any Lien, security interest, charge or encumbrance on, or with respect to, any part of or all the Collateral (other than Liens permitted under this Agreement), or the Liens held by Lender in and to the Collateral shall cease to be first perfected Liens in and to the Collateral; or

              7.1.6 Borrower sells, assigns, leases, or otherwise disposes of or relinquishes possession of, any Collateral; or

              7.1.7 any representation or warranty made by Borrower herein or in any Loan Document or in any document or certificate furnished by Borrower to Lender in connection herewith or therewith at any time proves to have been incorrect in any material respect when made; or

              7.1.8 this Agreement or any Loan Document at any time for any reason ceases to be in full force and effect or is declared by a court or governmental agency of competent jurisdiction to be null and void; or

              7.1.9 Borrower breaches or defaults under the terms of any agreement, instrument or document with or for the benefit of Lender which is not a Loan Document or under any other loan, credit facility or other financial accommodation made by Lender to Borrower, including, without limitation, all promissory notes, guarantees, equipment leases, security agreements, mortgages and deeds of trust; or

              7.1.10 Borrower is indicted or threatened with indictment by a governmental authority under any criminal statute or there is commenced against Borrower a criminal or civil proceeding pursuant to which the proceedings, penalties or remedies sought or available include forfeiture of any of the Collateral or a material portion of the assets of Borrower; or

              7.1.11 there is a material adverse change in the financial condition of Borrower or the Collateral; or

              7.1.12 a proceeding is instituted seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower, or for any substantial part of its properties or for the dissolution, winding-up or liquidation of its affairs or any substantial part of any of its properties and such proceeding remains undismissed or unstayed for a period of sixty (60) consecutive days or such court enters a decree or order granting the relief sought in such proceeding; or

              7.1.13 Borrower voluntarily suspends transaction of its business, commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower for any substantial part of any of its properties, or makes a general assignment for the benefit of creditors, or takes any action in furtherance of any of the foregoing; or

              7.1.14 there shall be a judgment or judgments against Borrower for any amount in excess of $25,000 in the aggregate, which shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty
(30) days or more; or

              7.1.15 Borrower shall have conveyed, sold, assigned, encumbered or otherwise transferred all or substantially all of its assets; or

              7.1.16 the Warrant shall be amended or modified or at any time cease to be in full force and effect, without the consent of Lender.

         7.2  Consequences of Event of Default.

              7.2.1 If an Event of Default occurs, Lender may, by notice to Borrower, declare the unpaid principal amount of the Note and interest accrued thereon and all other Obligations and liabilities of Borrower hereunder or under the Note or the Loan Documents to be immediately due and payable and the same shall thereupon become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

              7.2.2 In addition, if an Event of Default occurs, Lender shall have all rights and remedies granted herein and in the other Loan Documents and all rights or remedies available at law or equity (including specifically those granted by the Uniform Commercial Code as in effect in the jurisdiction or jurisdictions where the Collateral is located) and, except as limited by Law, all remedies of Lender (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against Borrower or against all or any portion of the Collateral, at the sole discretion of Lender; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise or failure to exercise any rights or remedies shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (iv) are intended to be, and shall be, nonexclusive. To the fullest extent permitted by applicable Law, Lender may resort to the rights, remedies and recourses set forth herein and any other security therefor in such order and manner as Lender may elect.

              7.2.3  Without limiting any of the foregoing, Borrower agrees that
(i) Lender may, with or without notice and without legal process, enter upon any property owned, leased or otherwise under the real or apparent control of Borrower or any agent thereof or any other location where the Collateral may be located and disassemble, disconnect, render unusable or repossess all or any item of the Collateral; (ii) written notice mailed to Borrower, as provided in this Agreement for the giving of notice, shall be reasonable if given ten (10) days prior to (a) any public sale or (b) the date after which a private sale may be made; (iii) a sale of the Collateral may be made as a unit or in parcels and for cash and upon terms; and (iv) Lender may buy the Collateral at any public sale and at any private sale as permitted by the UCC.

                           ARTICLE 8.  MISCELLANEOUS

         8.1  Further Assurances.

         Borrower shall at any time and from time to time upon the written request of Lender, execute and deliver such further agreements, instruments and documents and do such further acts and things as Lender may reasonably request in order to effect the purposes of this Agreement. If Borrower fails to perform any obligations contained in this Agreement, Lender may, but shall not be obligated to, perform such obligations and pay such sums as shall be necessary or appropriate in connection therewith, and all such sums expended shall become part of the Obligations, secured hereunder and payable upon demand.

         8.2  Indemnity.

         Borrower shall indemnify, defend and hold harmless Lender from and against, and, upon demand, reimburse Lender for, all claims, demands, liabilities, losses, damages, judgments, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Lender, on account of any act performed or omitted to be performed under this Agreement, the Note or the other Loan Documents or on account of any transaction arising out of or in any way connected with the Collateral or this Agreement, the Note or the other Loan Documents (including, without limitation, any litigation matter involving claims by third parties), except as a result of the willful misconduct or gross negligence of Lender.

         8.3  No Implied Waiver; Cumulative Remedies.

         No course of dealing and no delay or failure of Lender in exercising any right, power or privilege under this Agreement, the Note or any of the other Loan Documents shall affect such right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of Lender under this Agreement, the Note or the other Loan Documents are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

         8.4  Taxes.

         Borrower agrees to pay or reimburse Lender for any and all stamp, document, transfer, recording or filing taxes or fees and all similar impositions payable or hereafter determined by Lender to be payable in connection with this Agreement, the Note or the other Loan Documents (including but not limited to those necessary or advisable to record or to ensure the enforceability or priority of this Agreement, the Note or the other Loan Documents), as determined by Lender in its sole discretion from time to time, and any other documents, instruments or transactions pursuant to or in connection herewith, and Borrower agrees to save Lender harmless from and against any and all present or future claims or liabilities with respect to or resulting from any delay in paying or omission to pay any such taxes, fees or similar impositions.

         8.5  Modifications, Amendments or Waivers.

         Lender and Borrower may from time to time enter into written agreements amending, modifying or supplementing this Agreement, the Note or the other Loan Documents or changing the rights of Lender or Borrower hereunder or thereunder, and Lender may from time to time grant waivers or consents to a departure from the due performance of the obligations of Borrower thereunder. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent set forth in such writing. In the case of any such waiver or consent, any Event of Default so waived or consented to shall be deemed to be cured and not continuing, but no such waiver or consent shall extend to any subsequent or other Event of Default or impair any right consequent thereto.

         8.6  Holidays.

         Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or the Note or any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (and such day shall be included in the calculation of interest due), unless such next succeeding Business Day falls in a different calendar month, in which case payment or action shall be made or taken on the next preceding Business Day.

         8.7  Notices.

              8.7.1 Except as otherwise provided herein, all notices and other communications required under the terms and provisions of this Agreement, the Note or the other Loan Documents shall be in writing and shall become effective when delivered by hand or received by overnight courier, telex, facsimile, telegram or registered first class mail, postage prepaid, addressed as follows:

                                 If to Lender, at:

                                        FINOVA Capital Corporation
                                        95 North Route 17 South
                                        Paramus, New Jersey  07652
                                        Facsimile No. 201-712-3712
                                        Attention:  Pamela Marchant
                                        Vice President

with a copy to:                         Winick & Rich, P.C.
                                        919 Third Avenue
                                        New York, New York  10022
                                        Facsimile No. 212-308-5945
                                        Attention:  Michael A. Karpen, Esq.


                                        If to Borrower, at:

                                        Crown Laboratories, Inc.
                                        6780 Caballo Street
                                        Las Vegas, Nevada  89119
                                        Facsimile No. 702-696-0769
                                        Attention:  Scott Hilley

or at such other address as either party may, from time to time, designate in writing to the other party hereto.

              8.7.2 If any notice is given by telex, facsimile transmission, or telegram, the party giving such notice shall confirm such notice by a writing delivered by hand or overnight courier; provided, however, that for all purposes hereunder, notice shall be deemed effective at the time given by telex, telecopier or telegram.

         8.8  Reimbursement for Certain Expenses.

         Borrower agrees to pay or cause to be paid and to save Lender harmless against liability for the payment of all reasonable out-of-pocket costs and expenses, including, without limitation, all reasonable counsel fees and costs, incurred by Lender from time to time (i) arising in connection with the negotiation, execution, delivery, and recordation of this Agreement, the Note and the other Loan Documents, and the transactions contemplated hereby and thereby and all recording or filing fees, (ii) relating to any requested amendments, waivers or consents to or in connection with this Agreement, the Note or any other Loan Document, (iii) arising in connection with Lender's enforcement or preservation of rights under this Agreement, the Note or any other Loan Document, including but not limited to such expenses as may be incurred by Lender in the collection of the Note and (iv) any other matters relating to the Loan, the Loan Documents or Borrower.

         8.9  Governing Law.

         THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA.

         8.10  Personal Jurisdiction and Service of Process.

         BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER UNDER, ARISING OUT OF, OR IN ANY MANNER RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR ANY UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF ARIZONA. BORROWER, BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. BORROWER FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING BORROWER MAY BRING, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, SHALL ONLY BE BROUGHT IN ANY COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA. BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO BORROWER IN THE MANNER PROVIDED FOR NOTICES IN THIS AGREEMENT. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. BORROWER SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF ARIZONA, UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF ARIZONA. NOTHING HEREIN SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

         8.11  Waiver of Jury Trial.

         BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING THE LOAN DOCUMENTS.

         8.12  Severability.

         The provisions of this Agreement, the Note and any other Loan Document are intended to be severable. If any such provision is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         8.13  Prior Understandings.

         This Agreement supersedes all prior understandings and agreements and the other Loan Documents, whether written or oral, between the parties hereto relating to the transactions provided for herein or therein.

         8.14  Survival.

         All representations and warranties of Borrower contained in this Agreement or any other Loan Document or made in writing in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Note and the other Loan Documents, any investigation or inspection by Lender, the making of the Loan hereunder, the payment of the Note or the expiration of this Agreement. All covenants and agreements of Borrower contained herein shall continue in full force until payment in full of the Obligations. Borrower's obligation to pay the principal of and interest on the Note and all such other amounts shall be absolute and unconditional under any and all circumstances.

         8.15  Successors and Assigns.

         This Agreement shall be binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations hereunder or any interest herein without the written consent of Lender which Lender may withhold in its absolute discretion. Any actual or attempted assignment by Borrower without Lender's consent shall be null, void and of no effect whatsoever. Lender may assign its rights and obligations hereunder and under the Note and the other Loan Documents in whole or in part. If Lender makes such an assignment, the assignee shall have all of the rights of the Lender and Borrower shall not assert against the assignee any defense, counterclaims or setoff which Borrower may have against Lender. Except to the extent otherwise required by its context, the word "Lender" where used in this Agreement shall mean and include the holder of the Note originally issued to Lender, and the holder of such Note shall be bound by and have the benefits of this Agreement to the same extent as if such holder had been a signatory hereto. Lender agrees that neither Lender nor any assignee of Lender will assign this Agreement or the Loan to an entity which is a competitor of Borrower, including, without limitation, Abbott Laboratories, Ross Laboratories, Bristol Myers

Squibb, Mead Johnson, Sandoz Pharmaceuticals and Nestle, SA or their respective subsidiaries.

         8.16  Counterparts.

         This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts aech of which, when so executed and delivered by the parties, constituting an original but all such counterparts together constituting but one and the same instrument.

         8.17  Publicity

         The Lender and Borrower are hereby authorized to issue appropriate press releases and to cause a tombstone to be pubkished announcing the consumation of the transactions contemplated in this Agreement, including the aggregate amount of the loan.

         IN WITNESS THEREOF, the parties hereto, by their officers thereunto dully authorized, have executed and delivered this Agreement effective as of the day and year first above written.


                                  CROWN LABORATORIES, INC.,
                                     a Delaware corporation

                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________

                                  Federal Tax Identification No. 752300995


                                  FINOVA CAPITAL CORPORATION

                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________

                                  EXHIBIT A-1




                                 See attached.

                       FIRST LOAN SECURED PROMISSORY NOTE




$3,000,000                                               ________________, 1996
                                                               Phoenix, Arizona


         FOR VALUE RECEIVED, the undersigned, CROWN LABORATORIES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of FINOVA CAPITAL CORPORATION ("Lender"), the principal sum of Three Million Dollars ($3,000,000), together with interest on the unpaid principal balance hereof from time to time outstanding at the rate per annum and on the dates and all as otherwise provided in that certain Loan and Security Agreement dated as of August 16, 1996 (the "Loan Agreement") by and between Lender and Borrower.

         This Note is the Second Loan Note referred to in the Loan Agreement, is secured as set forth in the Loan Agreement, may be prepaid only as provided in the Loan Agreement and is entitled to the benefits of the Loan Agreement. All capitalized terms used in this Note which are not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

         All payments of principal and interest on this Note are to be made in lawful money of the United States of America in immediately available funds, without setoff, counterclaim or deduction of any nature, at the office of Lender at 95 North Route 17 South, Paramus, New Jersey 07652 (or such other place as the holder hereof shall designate to the Borrower in writing), prior to 12:00 Noon, local time, on the day when due.

         If any payment of principal or interest becomes due on a day which is not a Business Day, that payment shall be made on the next Business Day unless such next Business Day falls in another calendar month in which event that payment shall be made on the next preceding Business Day.

         Lender and Borrower intend this Note to comply in all respects with all provisions of law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Borrower is required to pay, or has paid, interest at a rate in excess of the highest rate of interest which may be charged by Lender or which Borrower may legally contract to pay under applicable law (the "Maximum Rate"), then the interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the

Maximum Rate shall be deemed to have been prepayments of the outstanding principal of this Note and applied to the installments in the inverse order of their maturities.

         If Borrower fails to make any payment of principal or interest within ten (10) days after the payment is due, Borrower shall pay a late charge of five percent (5%) of the unpaid amount, but in no event more than the maximum amount permitted by applicable law, and such amount shall be payable upon demand. Such payment is not interest for the use of money, but is intended to cover Lender's administrative costs occasioned by such delay.

         Upon the occurrence of an Event of Default, Lender shall have all of the rights and remedies contained in the Loan Agreement, including, without limitation, the right, at its option, to declare all indebtedness under this Note to be immediately due and payable.

          Borrower hereby expressly waives presentment for payment, demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and all lack of diligence or delays in collection or enforcement of this Note or the Loan Agreement.

          Lender may extend the time of payment of this Note, postpone the enforcement hereof, release any Collateral, or grant any other indulgences whatsoever, without affecting or diminishing Lender's right of recourse against Borrower, as provided herein and in the Loan Agreement and in the other Loan Documents, which right is hereby expressly reserved. The failure to assert any right by Lender shall not be deemed a waiver thereof.

          Borrower agrees to pay all costs, fees and expenses of collection, including, without limitation, Lender's reasonable attorneys' fees and disbursements, in the event that any action, suit or proceeding is brought by the holder hereof to collect this Note or if an Event of Default occurs.

         THIS NOTE IS DEEMED TO HAVE BEEN MADE IN, AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF ARIZONA. BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER UNDER, ARISING OUT OF, OR IN ANY MANNER RELATING TO THIS NOTE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR ANY UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF ARIZONA. BORROWER, BY ITS EXECUTION AND DELIVERY OF THIS NOTE, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. BORROWER FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING BORROWER MAY BRING, ARISING OUT OF OR IN ANY MANNER

RELATING TO THIS NOTE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, SHALL ONLY BE BROUGHT IN ANY COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA. BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO BORROWER IN THE MANNER PROVIDED FOR NOTICES IN THE LOAN AGREEMENT. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. BORROWER SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF ARIZONA, UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF ARIZONA. NOTHING HEREIN SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

         IN WITNESS WHEREOF, Borrower has duly executed this Note on the date first above written.


                                  CROWN LABORATORIES, INC.,
                                     a Delaware corporation


                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________

                                  Federal Tax Identification No. 752300995

                                  EXHIBIT A-2




                                 See attached.

                       FIRST LOAN SECURED PROMISSORY NOTE




$3,000,000                                               ________________, 1996
                                                               Phoenix, Arizona


         FOR VALUE RECEIVED, the undersigned, CROWN LABORATORIES, INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of FINOVA CAPITAL CORPORATION ("Lender"), the principal sum of Three Million Dollars ($3,000,000), together with interest on the unpaid principal balance hereof from time to time outstanding at the rate per annum and on the dates and all as otherwise provided in that certain Loan and Security Agreement dated as of August 16, 1996 (the "Loan Agreement") by and between Lender and Borrower.

         This Note is the Second Loan Note referred to in the Loan Agreement, is secured as set forth in the Loan Agreement, may be prepaid only as provided in the Loan Agreement and is entitled to the benefits of the Loan Agreement. All capitalized terms used in this Note which are not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

         All payments of principal and interest on this Note are to be made in lawful money of the United States of America in immediately available funds, without setoff, counterclaim or deduction of any nature, at the office of Lender at 95 North Route 17 South, Paramus, New Jersey 07652 (or such other place as the holder hereof shall designate to the Borrower in writing), prior to 12:00 Noon, local time, on the day when due.

         If any payment of principal or interest becomes due on a day which is not a Business Day, that payment shall be made on the next Business Day unless such next Business Day falls in another calendar month in which event that payment shall be made on the next preceding Business Day.

         Lender and Borrower intend this Note to comply in all respects with all provisions of law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Borrower is required to pay, or has paid, interest at a rate in excess of the highest rate of interest which may be charged by Lender or which Borrower may legally contract to pay under applicable law (the "Maximum Rate"), then the interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been prepayments of the outstanding principal of this Note and applied to the installments in the inverse order of their maturities.

         If Borrower fails to make any payment of principal or interest within ten (10) days after the payment is due, Borrower shall pay a late charge of five percent (5%) of the unpaid amount, but in no event more than the maximum amount permitted by applicable law, and such amount shall be payable upon demand. Such payment is not interest for the use of money, but is intended to cover Lender's administrative costs occasioned by such delay.

         Upon the occurrence of an Event of Default, Lender shall have all of the rights and remedies contained in the Loan Agreement, including, without limitation, the right, at its option, to declare all indebtedness under this Note to be immediately due and payable.

          Borrower hereby expressly waives presentment for payment, demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and all lack of diligence or delays in collection or enforcement of this Note or the Loan Agreement.

          Lender may extend the time of payment of this Note, postpone the enforcement hereof, release any Collateral, or grant any other indulgences whatsoever, without affecting or diminishing Lender's right of recourse against Borrower, as provided herein and in the Loan Agreement and in the other Loan Documents, which right is hereby expressly reserved. The failure to assert any right by Lender shall not be deemed a waiver thereof.

          Borrower agrees to pay all costs, fees and expenses of collection, including, without limitation, Lender's reasonable attorneys' fees and disbursements, in the event that any action, suit or proceeding is brought by the holder hereof to collect this Note or if an Event of Default occurs.

         THIS NOTE IS DEEMED TO HAVE BEEN MADE IN, AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF ARIZONA. BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER UNDER, ARISING OUT OF, OR IN ANY MANNER RELATING TO THIS NOTE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR ANY UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF ARIZONA. BORROWER, BY ITS EXECUTION AND DELIVERY OF THIS NOTE, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. BORROWER FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING BORROWER MAY BRING, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS NOTE, THE LOAN AGREEMENT OR THE OTHER LOAN

DOCUMENTS, SHALL ONLY BE BROUGHT IN ANY COURT OF THE STATE OF ARIZONA LOCATED IN MARICOPA COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA. BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO SUCH ACTION OR PROCEEDING BY DELIVERY THEREOF TO BORROWER IN THE MANNER PROVIDED FOR NOTICES IN THE LOAN AGREEMENT. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. BORROWER SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWED UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF ARIZONA, UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF ARIZONA. NOTHING HEREIN SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF LENDER TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

         IN WITNESS WHEREOF, Borrower has duly executed this Note on the date first above written.


                                  CROWN LABORATORIES, INC.,
                                     a Delaware corporation


                                  By:________________________________
                                  Name:______________________________
                                  Title:_____________________________

                                  Federal Tax Identification No. 752300995

                            REQUEST FOR SECOND LOAN


                                                           _______________, 1996

To:  FINOVA Capital Corporation

Attention:  Loan Administration

         Pursuant to Section 4(b) of the Loan Agreement, dated as of August 16, 1996 (the "Loan Agreement"), between CROWN LABORATORIES, INC., a Delaware corporation ("Borrower"), and FINOVA CAPITAL CORPORATION, a Delaware corporation ("Lender"), Borrower hereby requests that Lender make the Second Loan to Borrower in the principal amount of $1,500,000, as follows:

         1. The Business Day on which the proposed Second Loan is to be made is ______________, 199___. Such date shall be the Second Disbursement Date for purposes of the Loan Agreement. [Must be at least 5 Business Days from the date of this Request.]

         2. The proceeds of the Second Loan requested herein will be used only for the purposes permitted by the Loan Agreement.

         3. Lender is authorized to remit the proceeds of this Second Loan by wire transfer to: ____________________________, Account No. ____________ at
________________________, ABA No. ____________, Attention:
__________________________ or to such other account or by such other means as shall be designated on Schedule A hereto.

         4. There is no Default or Event of Default under the Loan Agreement or any other Loan Documents. Each of the representations and warranties of Borrower set forth in Article 3 of the Loan Agreement is true and correct on the date hereof, except to the extent any such representation and warranty relates to a particular date.

         Capitalized terms defined in the Loan Agreement are used herein as therein defined.

         WITNESS the due execution hereof by the undersigned Borrower on the date first set forth above.


                                        CROWN LABORATORIES, INC.,
                                        a Delaware corporation


                                        By:_______________________________
                                        Name:_____________________________
                                        Title:____________________________

                                   SCHEDULE A


                                   Equipment



                                 See Attached.